               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

               AUTOBOND ACCEPTANCE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                         AUTOBOND ACCEPTANCE CORPORATION

                               100 CONGRESS AVENUE
                                AUSTIN, TX 78701

                                 (512) 435-7000

                               --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              TUESDAY, MAY 11, 1999

                                ------------------

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of AUTOBOND ACCEPTANCE CORPORATION (the "Company"), which will be held at the offices of the Company at 100 Congress Avenue, Austin, Texas 78701 on Tuesday, May 11, 1999, at 10:00 a.m. local time. The meeting is to be held for the following purposes:

         1. To elect six directors, each for a term of one year or until their respective successors are elected and qualified; and

         2. To ratify the appointment by the Board of Directors of Deloitte & Touche L.L.P. as independent accountants for the 1999 calendar year; and

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         These items are fully discussed in the following pages, which will be made part of this Notice. Only shareholders of record on the books of the Company at the close of business on April 20, 1999 will be entitled to vote at the meeting. The transfer books of the Company will not be closed. A list of shareholders entitled to vote will be available for inspection at the offices of the Company at 100 Congress Avenue, Austin, Texas 78701, for 10 days prior to the Annual Meeting.

         Shareholders are requested to sign, date and return the enclosed proxy as soon as possible. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Shareholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Secretary, AutoBond Acceptance Corporation, 100 Congress Avenue, Austin, Texas 78701.

                                         By Order of the Board of Directors

                                         John S. Winsauer
                                         Secretary

Austin, Texas
April 26, 1999

                         AUTOBOND ACCEPTANCE CORPORATION

                               100 CONGRESS AVENUE
                                AUSTIN, TX 78701

                                 (512) 435-7000

                               --------------------

                                 PROXY STATEMENT

                               --------------------

                       1999 ANNUAL MEETING OF SHAREHOLDERS

         The enclosed Proxy is solicited by the Board of Directors of AutoBond Acceptance Corporation (the "Company") for use in voting at the Annual Meeting of Shareholders to be held at the offices of the Company at 100 Congress Avenue, Austin, Texas 78701, on May 11, 1999, at 10:00 a.m. local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

         The principal executive offices of the Company are located at 100 Congress Avenue, Austin, Texas 78701. The approximate date on which this Proxy Statement and the accompanying form of Proxy will first be sent or given to the Company's shareholders is April 26, 1999.

                       PROXIES AND REVOCABILITY OF PROXIES

         The persons named in the enclosed form of Proxy will vote the shares for which they are appointed in accordance with the directions of the shareholders appointing them. In the absence of such directions, such shares will be voted FOR proposals l and 2 listed below and, in the best judgment of the persons named in the enclosed proxy, will be voted on any other matters that may come before the meeting. Any shareholder who executes a proxy has the power to revoke the same at any time before it is voted by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Shareholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a Proxy should be sent to Secretary, AutoBond Acceptance Corporation, 100 Congress Avenue, Austin, Texas 78701. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                        VOTING SECURITIES AND RECORD DATE

         Only holders of shares ("Shares") of Common Stock, no par value per share ("Common Stock"), of record at the close of business on April 20, 1999 are entitled to vote at the meeting. On the record date there were outstanding 6,531,311 Shares. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the meeting. The holders of a majority of the issued and outstanding Shares, present in person or represented by proxy, shall constitute a quorum.

         The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to elect each of the directors (Proposal No. 1). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to ratify the appointment by the Board of Directors of the independent auditors (Proposal No. 2). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to act upon any other matter as may properly come before the meeting or any adjournment thereof. Both abstentions and proxy holders with authority to vote on at least one matter scheduled to come before the meeting are counted as "present" for the purposes of determining whether there is a quorum for the meeting. Abstentions have the effect of a negative vote on proposals requiring the approval of a majority of the Common Stock.

                      BENEFICIAL OWNERSHIP OF COMMON SHARES

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 23, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all executive officers and directors as a group.

                                                                                          COMMON STOCK
                                                                         ------------------------------------------------------
                                                                                    AMOUNT OF                      PERCENTAGE
                  NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP                  OWNED
                  ------------------------------------                         --------------------                ----------
William O. Winsauer.....................................................           3,690,062(1)                       56.50%
   AutoBond Acceptance Corporation
   100 Congress Avenue
   Austin, Texas  78701

John S. Winsauer........................................................           1,240,688(3)                       19.00%
   AutoBond Acceptance Corporation
   100 Congress Avenue
   Austin, Texas  78701

Adrian Katz.............................................................             632,083(3)                        8.94%
   AutoBond Acceptance Corporation
   100 Congress Avenue
   Austin, Texas  78701

Thomas I. Blinten.......................................................              38,900(4)                         *
   58 Tomac Avenue
   Old Greenwich, Connecticut  06870

Stuart A. Jones.........................................................               7,000(5)                         *
   Stuart A. Jones Finance and Investments
   200 Expressway Tower
   6116 North Central Expressway
   Dallas, Texas  75206

Robert A. Shuey III.....................................................               2,000(6)                         *
   Institutional Equities
   8214 Westchester, Suite 500
   Dallas, Texas  75225

Manuel A. Gonzalez......................................................              86,833(7)                         *
   AutoBond Acceptance Corporation
   100 Congress Avenue
   Austin, Texas  78701

Jeremy Blatt............................................................              40,000(8)                         *
   AutoBond Acceptance Corporation
   100 Congress Avenue
   Austin, Texas  78701

        Total (all executive officers and directors as a group).........           5,689,233                          87.11%
                                                                                   =========                          ======
Dynex Capital, Inc......................................................             673,100(9)                       10.30%
   10900 Nuckols Road, Third Floor
   Glen Allen, Virginia 23060
----------------------------------------------------------------------------------------------------------------------------

------------
*  Less than 1%.

(1) Includes 40,000 shares that Mr. William O. Winsauer has the right to acquire pursuant to the exercise of options.
(2) Includes 20,000 shares that Mr. John S. Winsauer has the right to acquire pursuant to the exercise of options.
(3) Includes 68,333 shares that Mr. Katz has the right to acquire pursuant to the exercise of options.
(4) Includes 3,000 shares that Mr. Blinten has the right to acquire pursuant to the exercise of options.
(5) Includes 3,000 shares that Mr. Jones has the right to acquire pursuant to the exercise of options.
(6) Includes 3,000 shares that Mr. Shuey has the right to acquire pursuant to the exercise of options.

(7) Includes 86,333 shares that Mr. Gonzalez has the right to acquire pursuant to the exercise of options.
(8) Includes 40,000 shares that Mr. Blatt has the right to acquire pursuant to the exercise of options.
(9) Includes 500,000 shares deemed beneficially owned pursuant to the right to acquire such shares upon the conversion of the Company's $3,000,000 12% Convertible Senior Notes due 2003 (which right expires on May 31, 1999). Excludes 5,475,500 shares issuable upon exercise of options granted under the Option Agreement (as defined below) to Dynex Holding, Inc., which option expired in February 1999. See "Change in Control Arrangements" below.



CHANGE IN CONTROL ARRANGEMENTS

        On June 9, 1998, William O. Winsauer, Adrian Katz and John S. Winsauer (collectively, the "Shareholders") entered into a Stock Option Agreement (the "Option Agreement") with Dynex Holding, Inc. ("Dynex Holding"), an affiliate of Dynex Capital, Inc. ("Dynex") wherein the Shareholders granted to Dynex Holding an option (the "Option") to purchase all of the shares of the Company's common stock owned by the Shareholders (approximately 85% of the Company's current outstanding common stock) at a price of $6.00 per share, payable in Dynex preferred stock. On January 26, 1999, Dynex notified Company that "[Dynex Holding] intends to acquire 5,474,500 shares of Common Stock of AutoBond which will represent all securities of AutoBond owned by [Dynex Holding] subsequent to the acquisition." Concurrently, Dynex Holding filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott filing"). The Hart-Scott filing contained a description of the Stock Option and included an affidavit wherein the President of Dynex swore to the Federal Trade Commission that "[Dynex Holding] intends, in good faith, to make the acquisition referred to in the attached notice." Notwithstanding such stated intention, in February 1999, Dynex breached its obligations to fund under the Credit Agreement, dated June 9, 1998 (the "Credit Agreement"), among Dynex, the Company and AutoBond Master Funding Corporation V. Such breach and purported termination of fundings by Dynex under the Credit Agreement constituted an expiration of Dynex Holding's option under the Option Agreement.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         At the meeting, six (6) Directors will be elected by the shareholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying form of Proxy will be voted for the election as Directors of the six persons named below, unless the Proxy contains instructions to withhold a vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Although the Company's by-laws currently fix the number of directors at seven, the Company has determined not to nominate an additional director. Management has no reason to believe that any of the nominees set forth below will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of such person or persons as shall be designated by the Directors.

WILLIAM O. WINSAUER, director nominee.

         Mr. Winsauer, age 39, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Winsauer has been involved in arranging and developing various sources of financing for subprime finance contracts since 1989. Mr. Winsauer was the founder of AutoBond, Inc. ("ABI") in 1989 and served full time as its President and sole shareholder from 1989 through 1993, and remains its President and sole shareholder to date. ABI has no material current operations other than to manage its and Mr. Winsauer's investments in securitizations sponsored by Mr. Winsauer. In the late 1980s, Mr. Winsauer began selling whole loan packages of contracts originated by the Gillman Companies, a large dealership group based in Houston, Texas and worked with his brother, John S. Winsauer, in certain of the transactions placed through The Westcap Corporation in 1991 and 1992. Mr. Winsauer was among the first individuals to be involved in the structuring and marketing of securitization transactions involving subprime automobile contracts.

ADRIAN KATZ, director nominee.

         Mr. Katz, age 34, joined the Company in November 1995 and was elected Vice Chairman of the Board of Directors and appointed Chief Operating Officer in December 1995. Mr. Katz also has served as the Company's Chief Financial Officer since May 1998. From February 1995 to November 1995, he was employed as a managing director at Smith Barney, Inc. (a broker/dealer), where he was responsible for structuring asset-backed, commercial and residential mortgage-backed securities. From 1989 through 1994, Mr. Katz was employed by Prudential Securities Incorporated (a broker/dealer), where he was appointed a managing director in 1992 and where he served as a co-head of the Mortgage and Asset Capital Division with corresponding sales, trading, banking and research management responsibilities. From 1985 to 1989, Mr. Katz worked for The First Boston Corporation, developing software and managing the structuring of new securitizations. Mr. Katz has been involved in the sale and financing through securitization of consumer assets since 1985.

JOHN S. WINSAUER, director nominee.

         Mr. Winsauer, age 36, has served as Secretary and a Director of the Company since October 1995. In addition, Mr. Winsauer has been a shareholder of the Company since June 1993. Mr. Winsauer's primary responsibilities have included the development and implementation of the Company's computer and communications systems and, since January 1997, the supervision of the Company's marketing efforts with automobile dealers. From January 1993 until August 1996, Mr. Winsauer was employed by Amherst Securities Group Inc. (a broker/dealer previously known as USArbour Financial) as a Senior Vice President, prior to which he served as a Senior Vice President of The Westcap Corporation (a broker/dealer) from April 1989 to January 1993. From June 1989 through August 1992, in his position as Senior Vice President with The Westcap Corporation, Mr. Winsauer participated in the successful marketing of whole-loan packages of finance contracts placed by the Gillman Companies.

STUART A. JONES, director nominee.

         From March 1986 to the present, Mr. Jones, age 44, has been self-employed as head of Stuart A. Jones Finance and Investments, Dallas, Texas, a privately-owned consultancy specializing in investment banking and real estate financing. From August 1988 to February 1989, Mr. Jones served as Deputy Director for the Assets, Operations and Liquidations Division, Federal Saving & Loan Insurance Corporation, Washington, D.C. From January 1990 to January 1994, Mr. Jones also served as Counsel to the Brock Group, Ltd., Washington, D.C., an international trade and investment strategies consulting firm, where he represented clients in various real estate, energy and environmental matters. Mr. Jones is a member of the Texas Bar Association. Mr. Jones has been a Director of the Company since 1996.

THOMAS I. BLINTEN, director nominee.

         Currently chairman and chief executive officer of Caesar Petroleum Systems, LLC, a software provider and president of WORLDO.com, LLC, an internet content provider. From November 1995 to September 1997, Mr. Blinten, age 41, was a managing director and executive management committee member of Nomura Capital Services, Inc., New York, New York, a majority-owned subsidiary of Nomura Securities Company, responsible for interest rate swap and OTC derivative sales and trading. From March 1993 to November 1995, Mr. Blinten was a Principal and management committee member of General Re Financial Products, a wholly-owned subsidiary of General Re Corporation. From July 1990 through March 1993 he was a Manager in the Derivative Products department for Kemper Securities, Inc.
Mr. Blinten has been a Director of the Company since 1996.


ROBERT A. SHUEY III, director nominee.

         Mr. Shuey, 44, is currently associated with Institutional Equities, an investment banking firm in Dallas, Texas. In September 1997, Mr. Shuey founded Tejas Securities Group, Inc., a securities broker/dealer headquartered in Dallas, Texas, and served as a managing director and Chief Executive Officer until August 1998. Mr. Shuey was appointed as a director to replace Manuel Gonzalez in March 1998. From June 1996 to September 1997, Mr. Shuey was a Vice President, investment banking, at National Securities (a broker/dealer), and prior to that was associated with various securities broker/dealers. See "Certain Relationships and Related Transactions".

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

MANAGEMENT

         Set forth below is certain information as of April 23, 1999 for (i) the members of the present Board of Directors and (ii) the principal officers of the Company. Directors serve for annual terms. Officers are elected by the Board of Directors and serve at the discretion of the Board.

                           NAME AND POSITION                                     AGE            FIRST ELECTED DIRECTOR
                           -----------------                                     ---            ----------------------
William O. Winsauer(1)..................................................          39                     1993
   Chairman of the Board of Directors and Chief Executive Officer

Adrian Katz.............................................................          34                     1995
   Vice Chairman of the Board of Directors, Chief Operating Officer
   and Chief Financial Officer

John S. Winsauer(1).....................................................          36                     1995
   Director and Secretary

Stuart A. Jones.........................................................          43                     1996
   Director

Robert A. Shuey III.....................................................          44                     1998
   Director

Thomas I. Blinten.......................................................          41                     1996
   Director

Manuel A. Gonzalez......................................................          48                    _____ (2)
   President

Robert R. Giese.........................................................          59                    _____
   Vice President, Collections

Brian K. O'Neil.........................................................          28                    _____
   Vice President, Principal Accounting Officer

Jeremy Blatt............................................................          35                    _____
   Vice President, Technology

------------
(1) Messrs. William and John Winsauer are brothers.
(2) Mr. Gonzalez served as a director of the Company from 11/96 until 1/98.

         Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 - Election of Directors." Biographical information concerning the remaining principal officers is set forth below.

MANUEL A. GONZALEZ, President

         Effective February 1, 1998, Mr. Gonzalez was appointed President of the Company. From November 1996 to January 1998, Mr. Gonzalez was an outside director of the Company. From September 1993 to December 1994. Mr. Gonzalez, age 48, was Executive Vice President of the Company and ABI. From January 1995 to January 1998, Mr. Gonzalez was Dealer Principal/Owner of NorthPoint Pontiac Buick GMC, an automobile dealership located in Kingwood, Texas. From March 1991 to January 1995, Mr. Gonzalez was President of Equifirst Financial Services, Inc., a consulting firm specializing in the automobile dealership industry. From 1988 through 1990, Mr. Gonzalez was Chief Financial Officer for the Gillman Companies, prior to which he served as a Vice President at First City Bank, Texas, where he managed the banking relationships of a large number of automobile dealers.

ROBERT R. GIESE, Vice President, Collections

         Mr. Giese joined the Company in April 1994 as Vice President--Collections. From 1984 to April 1994, he served as Vice President in Retail Credit Administration with First Interstate Bank of Texas, with responsibility for controlling the performance of the consumer loan portfolio in Texas. Mr. Giese has more than 30 years experience in sales, finance and banking, including management experience coordinating credit underwriting, collections, asset disposal, centralized loss recovery and loan workout functions. His experience in sales, credit and collections supports the Company in its management of delinquency and loss performance.

BRIAN K. O'NEIL, Vice President, Principal Accounting Officer

         Mr. O'Neil joined the Company in August 1995 as an Assistant Controller and became the Company's Principal Accounting Officer in August 1998. From March 1994 to August 1995, Mr. O'Neil worked in the technical support department of Unilink, Inc., a software manufacturer where he handled various customer support problems and aided in designing software applications. Mr. O'Neil received a bachelor's degree in accounting from the University of Texas at Austin in 1993 and is a certified public accountant.

JEREMY BLATT, Vice President, Technology

         Mr. Blatt joined the Company as Vice President, Technology in January 1997 and is responsible for the formulation and implementation of software systems relating to finance contract servicing. Prior to joining the Company, Mr. Blatt served in technology/operations from July 1996 to October 1996 with the Clinton Group (a broker/dealer), from June 1995 to July 1996 with Smith Barney Inc. (a broker/dealer) and from April 1993 to May 1995 with Lehman Brothers (a broker/dealer). Mr. Blatt is a certified volunteer medical technician.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of certain transactions to which the Company was or is a party and in which certain officers, directors or shareholders of the Company had or have a direct or indirect material interest.

         Historically, the Company and ABI, which is wholly-owned by William O. Winsauer, have provided services for each other on a regular basis. In this regard, the Company had net advances due from ABI as described below, which funds were utilized by ABI prior to 1996 to cover expenses incurred in connection with the management of ABI's investments in securitization trusts. The Company and ABI entered into a management agreement dated as of January 1, 1996 (the "ABI Management Agreement") which provides for repayment of the advances made to William O. Winsauer and John S. Winsauer mentioned in the preceding paragraph, the reimbursement of expenses incurred on behalf of ABI and for an annual fee payable by ABI to the Company for services rendered by it or the Company's employees on behalf of ABI. The ABI Management Agreement states that the Company shall provide the following management services for ABI on an ongoing basis: (i) day-to-day management of ABI's portfolio of partnership interests in the securitization trusts sponsored by ABI between 1992 and 1994, including various monitoring and reporting functions; (ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and (iii) advice as to regulatory compliance. The ABI Management Agreement also provides that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions, (iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. As compensation for services rendered thereunder, the ABI Management Agreement provides that ABI shall pay the Company an annual fee of $50,000, payable quarterly. In addition, the ABI Management Agreement provides for the quarterly reimbursement of advances made by the Company of out-of-pocket costs and expenses on behalf of ABI. Amounts due to the Company under the ABI Management Agreement and certain other advances for expenses as described above amounted to $204,325 at December 31, 1998. As of July 1, 1998, the Company no longer provides management services, administrative services or accounting services for ABI.

         In connection with the issuance of 1,000,000 shares of the Company's 15% Series A Cumulative Preferred Stock (the "Preferred Stock") on February 20, 1998, Tejas Securities Group, Inc. ("Tejas") acted as the underwriters' representative. The Chief Executive Officer and Managing Director of Tejas at the time of such issuance was Robert A. Shuey III, who was appointed as an outside director of the Company in March 1998 and is a director-nominee. The underwriters collectively received $900,000 as compensation for such offering (including the subsequent exercise of the overallotment option), of which Tejas received $180,000. In connection with the Preferred Stock offering, the Company also paid Tejas a non-accountable expense allowance of 2% of the amount of such offering. To the extent that Tejas' expenses were ultimately less than the non-accountable expense allowance, the excess constituted additional compensation to Tejas. In addition, the Company sold to Tejas, for $100, a representative's warrant (the "Representative's Warrant") to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $7.75 per share. The Representative's Warrant is exercisable for a period of four years commencing February 20, 1999 and may not be sold, transferred, pledged or hypothecated for a period of one year from the date of the Preferred Stock offering, except to the officers or partners of Tejas and dealers participating in the offering and their respective partners and officers. The Representative's Warrant includes a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of such Representative's Warrant.

         On March 30, 1999, the Company and Stuart A. Jones, an outside director of the Company, entered into a fee agreement (the "Fee Agreement") wherein Mr. Jones agreed, on a non-exclusive, best efforts basis, to work toward (i) selling the Company's existing portfolio of finance contracts, (ii) arranging a warehouse line of credit to fund existing finance contracts and to facilitate the resumption of origination operations, and (iii) arranging for new equity capital to be contributed to the Company or a new venture including the Company or for an outright sale of the Company. In return, the Company agreed to pay Mr. Jones certain fees, in cash, in the following amounts: (i) 1% of the gross amount of sale of all or any portion of finance contracts held by the Company as of March 30, 1999 or originated by the Company thereafter; (ii) 1.5% of the dollar amount of any new warehouse line of credit if $20,000,000 or less, or 1% of the dollar amount of any new warehouse line of credit in excess of $20,000,000; and (iii) 4% of (a) the dollar amount of any new equity contributed to the Company or a new venture involving the Company, or (b) the gross sale price of the Company. The Company also agreed to pay Mr. Jones a monthly retainer equal to $10,000 on each of May 1, 1999, April 1, 1999 and June 1, 1999. Any fees payable under the Fee Agreement will first be reduced by the amount of any previously paid retainer fees. The Fee Agreement was approved by the disinterested directors in accordance with Company policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock or other equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that the following directors and officers failed to file in a timely manner one or more of their reports required under Section 16(a):

             Stuart A. Jones, an outside director of the Company, filed a Form 5 on April 23, 1999 disclosing transactions that occurred on June 1, 1998 and July 20, 1998.

Other than as noted above, the Company believes that during such fiscal year no other director, officer, beneficial owner of more than ten percent of any class of equity securities of the Company failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

COMMITTEES AND MEETINGS OF THE BOARD

         During the year ended December 31, 1998, the Board held 4 regular meetings. The Board has an Audit Committee and a Compensation Committee. During 1998, each of the Audit Committee and the Compensation Committee consisted of Messrs. Jones, Gonzalez and Blinten. During 1998, the Audit Committee met 2 times. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's Internal audit function, and the performance of the Company's independent public accountants. No meetings of the Compensation Committee were held in 1998. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of awards under the Company's 1998 Stock Option Plan (the "Plan") for the ensuing year. During 1998, all of the directors attended 100% of the meetings of the Board and committees of which they are members, except for Robert A. Shuey, who did not attend one of the Company's board meetings.

DIRECTORS' COMPENSATION

         Currently, each director who is not employed by the Company receives an annual retainer of $5,000 plus $500 for each meeting of the Board or any committee he attends (and reimbursement of out-of-pocket expenses), as well as for periodic consultations. In addition, each non-employee director received options under the Company's 1996 Stock Option Plan to purchase 3,000 shares of the Company's Common Stock.

EXECUTIVE COMPENSATION

         The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, the annual and long-term compensation for the Company's highest paid employees ("named executives"). These were the only employees whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1998.


                                              SUMMARY COMPENSATION TABLE
                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                  ANNUAL COMPENSATION                           AWARDS
                              -----------  ---------------  -------------- -------------- ------------------ --------------
                                                                               OTHER
                                                                               ANNUAL         SECURITIES       ALL OTHER
NAME AND                                                                      COMPENS-        UNDERLYING        COMPENS-
PRINCIPAL POSITION               YEAR         BASE SALARY         BONUS         ATION         OPTIONS (#)         ATION
------------------------------------------ ---------------- ----------------------------------------------------------------
William O. Winsauer..........    1998           $240,000         $  18,105    $         0                  0             $0
Chairman of the Board and        1997            240,000                 0         16,500                  0              0
Chief Executive Officer          1996            160,000(1)              0              0             40,000              0

Adrian Katz..................    1998           $200,000         $       0    $         0            145,000             $0
Vice Chairman of the             1997            150,000                 0              0                  0              0
Board, Chief Operating           1996            150,186                 0              0             20,000              0
Officer and Chief Financial
Officer

John S. Winsauer.............    1998           $120,000         $  52,850    $         0                  0             $0
Director, Vice President         1997            120,000            27,525              0                  0              0
and Secretary                    1996            120,000                 0              0                  0              0

Manuel A. Gonzalez...........    1998           $200,000          $112,500        $17,723            100,000             $0
President                        1997                  0                 0              0                  0              0
                                 1996                  0                 0              0              3,000              0

Jeremy Blatt.................    1998           $100,000     $           0       $  5,417             30,000             $0
Vice President, Technology       1997             97,708(2)              0              0             10,000              0

---------
(1) Amount reflects actual payments; on an annualized basis, Mr. William O. Winsauer's 1996 base salary would have been $240,000.
(2) Amount reflects actual payments; on an annualized basis, Mr. Blatt's 1997 base salary would have been $100,000.

                              ---------------------

         Under the Company's compensation structure for fiscal 1999, the highest paid officers with salaries in excess of $100,000 will be as follows (annual salary in parentheses): William O. Winsauer ($240,000); Adrian Katz ($200,000); Manuel A. Gonzalez ($200,000); John S. Winsauer ($120,000); and Jeremy Blatt ($100,000).

STOCK OPTIONS


                                                           STOCK OPTION GRANTS 1998
                                                               INDIVIDUAL GRANTS
                                       -------------------------------------------------------------------
                                                             % OF TOTAL
                                           NUMBER OF          OPTIONS
                                           SECURITIES        GRANTED TO
                                           UNDERLYING        EMPLOYEES                                       GRANT DATE
                                            OPTIONS          IN FISCAL        EXERCISE       EXPIRATION         FAIR
          NAME                              GRANTED             YEAR        PRICE ($/SH)(1)     DATE         VALUE ($/SH)
                                       ---------------------------------------------------- -------------- ----------------
Adrian Katz...........................      145,000            52.73%         7.3125          3/31/2008          3.44
Manuel A. Gonzalez....................      100,000            36.36%         3.75             1/9/2008          1.76
Jeremy Blatt..........................       10,000            10.91%         3.75             1/9/2008          1.76
                                             10,000                           8               6/12/2008          3.76
                                             10,000                           4.50            12/7/2008          2.12

---------

(1) The options were granted under the Company's 1996 Stock Option plan, except for those granted to Mr. Blatt, which were made under the 1998 Stock Option Plan. The exercise price is the fair market value of the underlying stock on the date the options were granted. The options vest 1/3 per year at the end of each of the three years following the date of the grant.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Messrs. William Winsauer and Katz have entered into employment agreements with the Company on substantially the following terms:

         William O. Winsauer. Mr. Winsauer entered into an employment agreement with the Company dated May 1, 1996. Under the terms of this agreement, Mr. Winsauer has agreed to serve as Chief Executive Officer of the Company for a period of five years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Winsauer at a base salary of $240,000 per annum, which may be increased or decreased from time to time in the sole discretion of the Board, but in no event less than $240,000 per annum. The agreement entitles Mr. Winsauer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board from time to time.

         The agreement provides Mr. Winsauer with additional benefits including
(i) the right to participate in the Company's medical benefit plan, (ii) entitlement to benefits under the Company's executive disability insurance coverage, (iii) a monthly automobile allowance of $1,500 plus fees, maintenance and insurance, (iv) six weeks paid vacation and (v) all other benefits granted to full-time executive employees of the Company.

         The agreement automatically terminates upon (i) the death of Mr. Winsauer, (ii) disability of Mr. Winsauer which continues for a period of six months, following the expiration of such six months, (iii) the termination of Mr. Winsauer "for cause" (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date; provided, however, that the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. Mr. Winsauer may terminate his employment under the agreement for good reason as set forth below. In the event of Mr. Winsauer's termination for cause, the agreement provides that the Company shall pay Mr. Winsauer his base salary through the date of termination and the vested portion of any incentive compensation plan to which Mr. Winsauer may be entitled.

         Mr. Winsauer may terminate his employment under the agreement for "good reason," including: (i) removal of, or failure to re-elect, Mr. Winsauer as Chief Executive Officer; (ii) change in scope of responsibilities; (iii) reduction in salary; (iv) relocation of the Company outside Austin, Texas; (v) breach by the Company of the agreement; (vi) certain changes to the Company's compensation plans; (vii) failure to provide adequate insurance and pension benefits; (viii) failure to obtain similar agreement from any successor or parent of the Company; or (ix) termination of Mr. Winsauer other than by the procedures specified in the agreement.

         Other than following a change in control, or upon termination of Mr. Winsauer in breach of the agreement or termination by Mr. Winsauer for good reason, the Company must pay Mr. Winsauer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of remaining years under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which Mr. Winsauer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

         In the event of Mr. Winsauer's termination following a change in control, the Company is required to pay Mr. Winsauer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of Mr. Winsauer for any costs or liability incurred by Mr. Winsauer in connection with his employment.

         Adrian Katz. Mr. Katz entered into an employment agreement with the Company dated November 15, 1995 and subsequently amended on March 31, 1998 (the "Agreement"). Under the terms of this Agreement, Mr. Katz has agreed to serve as Vice Chairman and Chief Operating Officer of the Company through the period ending November 15, 2000 and, during such time, to devote his full business time and attention to the business of the Company. The Agreement grants Mr. Katz a base salary of $200,000 (effective April 1, 1998) per annum, which amount may be increased from time to time at the sole discretion of the Board. The Agreement terminates upon the death of Mr. Katz. In the event of any disability of Mr. Katz which continues for a period of six months, the agreement may be terminated by the Company at the expiration of such six-month period. The Agreement automatically terminates upon the discharge of Mr. Katz for cause.

         Since May 1998, Mr. Katz has agreed to serve as Chief Financial Officer. Mr. Katz has agreed not to disclose certain confidential proprietary information of the Company to unauthorized parties, except as required by law, and to hold such information for the benefit of the Company. The Agreement contains standard non-competition covenants whereby Mr. Katz has agreed not to conduct or solicit business with any competitors or clients of the Company within certain restricted geographic areas for a period of two years following the termination of his employment. The restriction also applies to the solicitation of any current or recent employees of the Company. The restricted areas include any territory within a 40-mile radius of an automobile dealership with which the Company has done business during the term of the agreement. Pursuant to the terms of the Agreement, Mr. Katz received 568,750 shares of the Company's Common Stock on January 1, 1996, equal to 10% of the Company's outstanding shares of Common Stock following the issuance of such shares to Mr. Katz.

         Pursuant to the amendment to the Agreement, Katz received 145,000 share options (at a strike price of $75/16 per share) under the Company's 1996 Stock Option Plan and will receive 35,000 share options under the 1998 Stock Option Plan.

         Manuel A. Gonzalez. Pursuant to a Consulting and Employment Agreement, dated as of January 1, 1998 between the Company and Manuel A. Gonzalez, Mr. Gonzalez agreed to serve as a consultant to the Company until February 1, 1998, whereupon Mr. Gonzalez agreed to become President of the Company for a period of three years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Gonzalez at a base salary of $200,000 per annum, with a one time signing bonus of $100,000 and additional performance bonuses of up to $25,000 per quarter, as approved by the Chairman and the Compensation Committee. In addition, Mr. Gonzalez received options under the 1996 Stock Option Plan to purchase 100,000 shares of the Company's Common Stock (at an exercise price of $3.75/share), along with an agreement to grant additional options to purchase 50,000 of the Company's common stock on December 1, 1998 under the 1998 Stock Option Plan. The agreement entitles Mr. Gonzalez to participate in all employee benefit plans and arrangements of the Company in the same manner as other executive officers and to reimbursement for all reasonable expenses for entertainment and the like incurred by him in the interest of the business of the Company.

         The Agreement automatically terminates upon (i) the death of Mr. Gonzalez, (ii) the disability of Mr. Gonzalez, which continues for a period of six months, (iii) "for cause," (iv) at Mr. Gonzalez's option, or (v) at the Company's option. Upon such termination, the Company is obligated to pay Mr. Gonzalez his accrued base pay through the date of such termination, unless terminated by the Company without cause, whereupon Mr. Gonzalez would be entitled to his base pay for the remainder of the year in which such termination occurred.

         Pursuant to a separate Severance Agreement, dated as of February 1, 1998, upon the occurrence of a "change in control" the Company must pay Mr. Gonzalez a lump sum payment equal to the sum of the base pay plus any incentive pay for that year, plus the Company will arrange to provide, for a period of twelve months following the termination date, such employee benefits as are substantially similar to those that Mr. Gonzalez was receiving or entitled to receive immediately prior to such termination date. Mr. Gonzalez generally is not required to mitigate payments made under the Severance Agreement.

         As with Mr. Katz, Mr. Gonzalez has agreed not to disclose certain confidential proprietary information of the Company and has agreed to certain noncompetition covenants whereby he has agreed not to conduct or solicit business with any competitors of the Company within the State of Texas for a one year period following the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Three of the Company's executive officers, Messrs. William and John Winsauer and Adrian Katz, participated in the Board's deliberations regarding executive compensation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Compensation of the Company's executive officers, including the Chief Executive Officer, for 1996 was determined by the Board of Directors prior to the Company's initial public offering, in consultation with the Company's underwriters. Factors considered were the relative infancy of the Company, its size and compensation packages made to executives at comparable competitors, with a view towards fixing cash compensation at prudent, conservative levels. Approximately 100,000 share options under the Plan were granted to executive officers upon completion of the Company's initial public offering, as part of he overall grants of up to 300,000 share options to employees generally. In light of the large shareholdings of the Company's top three executives, it was determined to be unnecessary to grant additional incentives-based cash compensation for these officers.

         Fiscal 1998 compensation arrangements were adopted and ratified by Messrs. Gonzalez, Blinten and Jones, as members of the Compensation Committee.

PERFORMANCE GRAPH

         Trading of the Company's Common Stock commenced November 8, 1996 on a when issued basis. The following graph compares total shareholder returns of the Company's Common Stock from December 31, 1996 through March 31, 1998 to the CBOE Russell 2000 Index ("Russell 2000") and to a peer group composite ("Peer Composite"). The Peer Composite is composed of six publicly traded companies--AmeriCredit Corp., Arcadia Financial, Ltd., Credit Acceptance Corp., First Investors Financial Services, General Acceptance Corp., and Onyx Acceptance Corp. (the "Peer Companies"). The Peer Companies have been selected on an industry and line-of business basis.

         The graph assumes that the value of the investment in the Company's Common Stock and in the Russell 2000 and Composite indices was $100 at December 31, 1997 and that all dividends were reinvested. The Company's Common Stock price on December 31, 1997 (on which the graph is based), was $3.75.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AUTOBOND ACCEPTANCE CORPORATION,
                      CBOE RUSSELL 2000 AND PEER COMPOSITE

                              (12/31/97 TO 3/31/99)

                              [PERFORMANCE GRAPH]

                                12/31/97                 3/31/99
                                --------                 -------
AutoBond                           100                    56.52
Russell 2000                       100                    90.99
Composite                          100                    80.47


Closing price of the Company's Shares on April 19, 1999:  $1.50/share.

                                 PROPOSAL NO. 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Deloitte & Touche L.L.P. ("Deloitte") has been designated by the Board of Directors, subject to ratification by the Company's shareholders, to make an examination of the consolidated balance sheet of the Company as of December 31, 1999 and the related consolidated statement of income and cash flows for the fiscal year ending December 31, 1999, and for such other purposes incidental thereto as may be required.

         The Company expects that a representative of Deloitte will be present at the meeting and will be available to respond to appropriate questions from shareholders. The representative from Deloitte will have an opportunity to make a statement at the meeting if he so desires.

         In their report on the financial statements for the fiscal year ended December 31, 1998, Deloitte indicated that such statements were prepared assuming that the Company would continue as a going concern. Deloitte noted that "the termination of the Company's primary source of funding for its acquisition of finance contracts, the ability of a lender to accelerate a debt obligation, the possibility of certain trustees removing the [C]ompany as servicer on certain transactions, and litigation brought against the [C]ompany by a preferred stock holder raise substantial doubt about its ability to continue as a going concern."

         As previously reported by the Company in May 1998, after the Company's Annual Meeting of Shareholders on May 12, 1998, the Company was notified by its independent auditors, Coopers & Lybrand LLP ("Coopers"), that Coopers would no longer serve as the Company's independent public auditors. Thereafter, the Company's Audit Committee approved Cooper's decision. Coopers' report on the Company's financial statements included in the Company's 1997 Annual Report on Form 10-K contained statements emphasizing that the Company's most significant warehouse facility, which expired on March 31, 1998, had been extended to April 30, 1998 and that the Company was in negotiations with other parties for additional warehouse and securitization facilities.

         There were no disagreements between the Company and Coopers as to accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the 1997 audit or any interim period thereafter. With respect to the 1996 audit, the Company and Coopers did disagree over the treatment of premiums paid by the Company to procure physical damage and deficiency balance insurance for certain finance contracts included in securitization trusts. The additional credit enhancement provided by such insurance allowed the Company's subsidiary to issue related debt secured by excess spread cash flows from the trusts, and the Company believed that the appropriate accounting treatment was to capitalize at least part of the premiums paid over the expected life of the debt. Coopers disagreed and required the current expensing of all such premiums. The disagreement was discussed by the Company's board of directors with Coopers and was resolved to Coopers' satisfaction, and such premiums have been expensed in the period incurred. The Company has authorized Coopers to respond fully to the inquiries of Deloitte as to the nature of any disagreement. During 1996 and prior to the Company's initial public offering in November 1996, Coopers did advise the Company as to the Company's need to improve the internal accounting controls necessary to develop reliable financial statements. In its 1996 and 1997 Reports to Management, Coopers also advised the Company of certain matters involving the internal control structure and its operation that Coopers considered to be "reportable conditions" (defined in accordance with Statement of Auditing Standards No. 60 ("SAS 60") as "matters coming to the auditor's attention that, in his judgment, should be communicated . . . because they represent significant deficiencies in the design or operation of internal control, which could adversely affect the organization's ability to record, process, summarize, and report financial data consistent with the assertion of management in the financial statements."). However, none of the reportable conditions were believed by Coopers to be material weaknesses under SAS 60, which "is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions."

         On July 15, 1998, the Company engaged Deloitte as its independent auditors. The decision to engage Deloitte was made following consideration by the Board of Directors. Prior to such engagement, neither the Company nor anyone on its behalf consulted Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                  OTHER MATTERS

         The management of the Company does not know of any matters other than those stated in the Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to its shareholders in connection with this solicitation. In addition the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expenses in sending proxies and proxy materials to principals. Proxies may be solicited by mail, personal interview, telephone and facsimile.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 (AS FILED WITH THE SEC) INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO. ALL SUCH REQUESTS SHOULD BE DIRECTED TO JOHN S. WINSAUER, SECRETARY, AUTOBOND ACCEPTANCE CORPORATION, 100 CONGRESS AVENUE, AUSTIN, TEXAS 78701.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         All proposals of shareholders intended to be included in the proxy statement to be presented at the next Annual Meeting of Shareholders must be received at the Company's executive office in Austin, Texas, no later than December 28, 1999.

                                       By Order of the Board of Directors

                                       John S. Winsauer
                                       Secretary

Dated:  April 26, 1999

                                  APPENDIX 1


                        AUTOBOND ACCEPTANCE CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1999

     The undersigned hereby constitutes and appoints William O. Winsauer, John
S. Winsauer and Adrian Katz, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AUTOBOND ACCEPTANCE CORPORATION (the 'Company') at 100 Congress Avenue, Austin, Texas and at any adjournments thereof, on all matters coming before said meeting.

1. Election of six (6) directors. Nominees for directors are William O. Winsauer, Adrian Katz, John S. Winsauer, Robert A. Shuey III, Stuart A. Jones and Thomas I. Blinten.

2. Ratification of the appointment by the Board of Directors of Deloitte & Touche L.L.P. as independent auditors.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                     PLEASE DATE, SIGN AND MAIL YOUR
                  PROXY CARD BACK AS SOON AS POSSIBLE!

                     ANNUAL MEETING OF SHAREHOLDERS
                     AUTOBOND ACCEPTANCE CORPORATION

                              MAY 11, 1999



            Please Detach and Mail in the Envelope Provided

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

1. ELECTION OF       FOR       WITHHOLD
   DIRECTORS         [ ]         [ ]

Nominees: William O. Winsauer
          Adrian Katz
          John S. Winsauer
          Robert A. Shuey III
          Stuart A. Jones
          Thomas I. Blinten

____________________________________________
The Board of Directors recommends a vote FOR the nominees and FOR proposal 2.

                                               FOR      AGAINST     ABSTAIN
2. Ratification of Deloitte & Touche L.L.P.    [ ]        [ ]         [ ]


    Please check
here if you plan    [ ]
   to attend the
        meeting.


Signature_____________________ Signature_____________________ Dated:_______ 1999


Note: Please date this proxy and sign exactly as your name appears on this proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership by authorized person.